FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 24, 2023		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corporation Releases Fourth Quarter and Full Year Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ: KOSS) (the “Company”), the U.S. based high-fidelity headphone company, has reported its results for the fourth quarter and fiscal year ended June 30, 2023.

Sales for the fourth fiscal quarter were $3,104,031, a decline of 27.6%  compared to $4,290,013 for the same period in the prior year.  The net loss for the three months ended June 30, 2023 was $(262,631) while a net income of $385,595 was reported for the same three-month period a year ago. Both basic and diluted loss per common share for the quarter were ($0.03) compared to basic and diluted income per common share of $0.04 for the three-month period one year ago.

“Sales for the quarter were down primarily in the Education sector and Direct-to-Consumer (“DTC”) market,” Michael J. Koss, Chairman and CEO, said today. “Orders from our education customers were down approximately 70%.  DTC sales softened as US consumer spending continued to trend lower in anticipation of coming economic turbulence.”

Sales of $13,099,651 for the year ended June 30, 2023 reflect a decline of $4,605,868, or 26.0%, from sales of $17,705,519 for the prior fiscal year.  Net income for the fiscal year ended June 30, 2023 was $8,302,380 compared to $1,268,409 for the previous fiscal year.  Basic income per common share for the fiscal year was $0.90 compared to basic income per common share of $0.14 for the previous year.  Diluted income per common share was $0.85 for the fiscal year compared to diluted income per common share of  $0.13 for the previous year.

“The marked decrease in fiscal year sales to our export markets and certain of our domestic distributors had a significant impact on our overall sales decline,” Koss said.  “Consumer pessimism about the state of the economy during the year in the face of rising prices and energy costs affected our sales to Europe  and excess stock levels at our domestic distributors contributed to the declines.”

“As a result of a substantial decline in our highest margin domestic distributor sales year over year, our gross margins suffered and were down nearly four percentage points,” Koss continued. “On a more favorable note, pricing actions taken during the year helped mitigate inflationary cost increases in our commodities, packaging material costs, and labor costs during the year.  We also saw a nearly 50% decrease in market freight rates as container and routing availability opened up.”

About Koss Corporation

 Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, and wireless headphones.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, the impacts of the COVID-19 pandemic, geopolitical instability and war, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$3,104,031	$4,290,013	$13,099,651	$17,705,519
Cost of goods sold	2,251,681	2,669,130	8,642,237	10,989,889
Gross profit	852,350	1,620,883	4,457,414	6,715,630

Selling, general and administrative expenses	1,467,861	1,237,086	29,358,466	5,813,607

Income (loss) from operations	(615,511)	383,797	(24,901,052)	902,023

Other income	-	-	33,000,000	362,390
Interest income	206,328	3,677	520,809	11,513

Income before income tax provision	(409,183)	387,474	8,619,757	1,275,926

Income tax provision	(146,552)	1,879	317,377	7,517

Net income	$(262,631)	$385,595	$8,302,380	$1,268,409

Income per common share:
Basic	$(0.03)	$0.04	$0.90	$0.14
Diluted	$(0.03)	$0.04	$0.85	$0.13

Weighted-average number of shares:
Basic	9,222,180	9,147,795	9,192,799	9,070,277
Diluted	9,222,180	9,786,640	9,753,760	9,985,662